Exhibit 4.2

AMERICAN HOSPITAL RESOURCES, INC.

CERTIFICATE OF DESIGNATION

OF

CLASS B PREFERRED STOCK

Utah Revised Business Corporation Act

Section 16-10a-602

The undersigned, being the President and the Secretary of American Hospital Resources, Inc., a Utah corporation (the “Corporation”), certify that the Board of Directors of the Corporation, pursuant to the authority granted in Article III of the Corporation’s Articles of Incorporation, as amended, has adopted a resolution establishing a series consisting of 5,000,000 of the Corporation’s authorized preferred stock designated as Class B Preferred Stock (the “Class B Preferred Stock”) and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Class B Preferred Stock:

A.

Qualified Buyers.  The Class B Preferred Stock shall only be available to Qualified Buyers.  A Qualified Buyer is defined as parties who sell a business to the Company.

B.

Liquidation rights.  The holders of the Class B Preferred Stock shall be senior to Class A Preferred Stock and Common Stock and shall have liquidation rights as follows (the “Liquidation Rights”):

1.

In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Class B Preferred Stock are entitled to receive, out of legally available assets, an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company’s stock hereafter issued that ranks junior as to liquidation rights to the Class B Preferred Stock.  But the holders of Class B Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Company’s stock hereafter issued that ranks senior as to liquidation rights to the Class B Preferred Stock (“senior liquidation stock”) has been paid in full.  The holders of Class B Preferred Stock and all other series or classes of the Company’s stock hereafter issued that rank on a parity as to liquidation rights with the Class B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  After payment in full of the liquidation preference of the shares of Class B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

2.

Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Company.

C.

Optional Conversion.  The holders of the Class B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

1.

Right to Convert.  Each holder of Class B Preferred Stock of the Corporation shall be entitled to convert the shares of Class B Preferred Stock held by such holder, at such holder’s option, at any time into that number of fully-paid and non-assessable shares of the Corporation’s Common Stock determined as follows:  Each share of Class B Preferred Stock so surrendered for conversion shall be converted into five (5) shares of Common Stock for each share of Class B Preferred Stock converted.

2.

Mechanics of Conversion.  In order to convert Class B Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, by either overnight courier or 2-day courier, or in person to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of  shares of Class B Preferred Stock to be converted and the notice sent to the Corporation’s principal offices via facsimile; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall deliver as soon as reasonably practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Class B Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Class B Preferred Stock to be converted are received by the transfer agent or the Corporation within five (5) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  If the original shares of Class B Preferred Stock to be converted are not received by the transfer agent or the Corporation within five (5) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

D.

Corporate Change.  The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of directors of the Corporation, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation’s assets to the holders of Common Stock.

E.

Dividends.  The Holders of the Class B Preferred Stock shall be entitled to a cash dividend payable quarterly, in arrears, based on 6% of the consideration or value placed on such Class B Preferred Stock when the Class B Preferred Stock is issued to sellers of a business to the Company.  The Holders of the Class B Preferred Stock shall be entitled to the cash dividend only if declared by the Board of Directors, which shall accumulate and shall be payable only out of assets legally available therefore.

F.

Voting Rights.  The Holders of the Class B Preferred Stock shall have no voting rights except as defined in Paragraph G below.

G.

Protective Provisions.  So long as shares of Class B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Utah law) of the holders of at least a majority of the then outstanding shares of Class B Preferred Stock:

1.

alter or change the rights, preferences or privileges of the shares of Class B Preferred Stock so as to affect adversely the Class B Preferred Stock;

2.

do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Class B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

H.

Status of Converted Stock. In the event any shares of Class B Preferred Stock shall be converted pursuant to Paragraph C here, the shares so converted shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class B Preferred Stock.

I.

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Preferred Stock, in addition to such other remedies as shall be available to the holder of the Class B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

J.

Transfer Restrictions.  The Class B Preferred Stock may not be transferred without the express written consent of the Company.

K.

Preference Rights.  Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

L.

Amendments.  Subject to Paragraph G above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Class B Preferred Stock may be amended by a resolution of the Board of Directors.

DATED this 11th day of August, 2003

/s/Christopher Wheeler, President

DATED this 4th day of September, 2003

/s/Mark Buck, Secretary

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